Exhibit (a)(1)(v)
Notice of Withdrawal of Tender
Regarding Shares in AG Twin Brook Capital Income Fund
Dated January 2, 2024
The Offer and withdrawal rights will expire on January 30, 2024 and this Notice of Withdrawal must be received by
the Fund’s Transfer Agent, either by mail or by fax, by 11:59 p.m.,
Eastern Time, on January 30, 2024, unless the Offer is extended
Complete this Notice of Withdrawal and follow the transmittal instructions included herein
PLEASE SEND COMPLETED FORMS TO YOUR FINANCIAL ADVISOR / PORTFOLIO MANAGER
You are responsible for confirming that this Notice is received timely by your Financial Advisor or Portfolio Manager. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.
Dear Shareholder:
Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:
Fund Account #:
Account Name/Registration:
Address:
City, State, Zip:
Telephone Number:
Email Address:
Financial Intermediary Firm Name:
Financial Intermediary Account #:
Financial Advisor Name:
Financial Advisor Telephone:

The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.
In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date